Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nancy Shipp, (Investors) 206.388.3136
bluenileir@bluenile.com

John Baird, (Media) 206.336.6755
johnb@bluenile.com

Blue Nile Announces Third Quarter Financial Results

Blue Nile Reports Record Q3 Net Sales of $33.9 Million, up 23% from Prior Year
Earnings Per Share of $0.09 Exceed Expectations
Free Cash Flow Increases 39% Year Over Year
Record Holiday Season Volume Expected

SEATTLE, October 26, 2004 – Blue Nile, Inc. (Nasdaq: NILE) reported solid sales growth along with strong profitability in the Company’s third quarter of 2004, which ended October 3, 2004. Blue Nile announced earnings per diluted share of $0.09 for its third quarter, which exceeded both the Company’s expectations and analysts’ consensus estimate of $0.07 for the quarter.

Blue Nile reported record third quarter net sales of $33.9 million, compared to net sales of $27.5 million in the third quarter of 2003, an increase of 23.4%. Income before income taxes in the third quarter increased 18.5% to $2.6 million, compared to $2.2 million in the third quarter of 2003. Net income in the third quarter was $1.7 million, or $0.09 per diluted share, and was fully subject to income tax. In the third quarter of 2003, net income and net income per diluted share were $2.2 million and $0.13, respectively, with no income tax expense reflected as a result of a valuation allowance that was recorded against deferred tax assets.

“Blue Nile posted another quarter of strong top-line and bottom-line growth, extending our track record of growth and profitability. Our financial performance reflects the growing strength of the Blue Nile brand and the compelling value proposition we provide to our customers. Our ability to deliver consistently strong profitability to our shareholders begins with our competitive advantage of a more efficient and more customer-focused business model that is unique within jewelry retail,” said Mark Vadon, Chief Executive Officer.

Net sales for the year-to-date ended October 3, 2004 were $104.7 million, an increase of 32.0% from $79.3 million in the nine months ended September 30, 2003. Income before income taxes was $8.5 million for the year-to-date ended October 3, 2004, compared to $6.1 million in the nine months ended September 30, 2003. Year-to-date net income and net income per diluted share for the period ended October 3, 2004 were $5.4 million and $0.31, respectively, compared to $6.1 million and $0.38 per diluted share in the nine months ended September 30, 2003. Current period year-to-date net income was subject to income tax, while the nine months ended September 30, 2003 were not.

Mr. Vadon added, “As we enter the fourth quarter, we are well positioned to continue to expand our market share as consumers embrace our product offerings and the superior customer experience we provide. Our priorities remain focused on extending the recognition and appeal of our brand and driving profitable growth during the peak holiday quarter. The upcoming holiday season is expected to be our largest ever, with expanded diamond selection, new jewelry styles, exceptional customer service, and free shipping.”

Other Financial Highlights

•	Gross profit for the third quarter was $7.4 million, compared to $6.1 million in the third quarter of 2003, an increase of 21.4%.

•	Gross profit as a percentage of net sales was 21.7% in the third quarter of 2004 compared to 22.1% in the third quarter of 2003.

•	Selling, general and administrative expenses increased 28.3% in the third quarter from $3.9 million to $5.0 million, reflecting the Company’s increase in net sales, additional administrative expenses required as a public company, marketing expense and stock compensation expense. As a percentage of net sales, selling, general and administrative expenses were 14.9%, compared to 14.3% in the third quarter of 2003.

•	For the third quarter of 2004, Non-GAAP free cash flow was $3.0 million, compared to $2.1 million in the third quarter of 2003, an increase of 39.3%.

•	Net cash provided by operating activities was $3.3 million in the third quarter, compared to $3.9 million in the third quarter of 2003. In the prior year period, net cash provided by operating activities was positively impacted by the accounting treatment of approximately $1.8 million received as a reimbursement for the purchase of leasehold improvements for the Company’s corporate office. This reimbursement was classified as deferred rent, which resulted in a $1.8 million addition to cash flow from operations in the third quarter and nine months ended September 30, 2003.

•	Cash and marketable securities were $71.6 million at October 3, 2004.

•	Capital expenditures in the third quarter totaled $306,000, compared to $1.8 million in the third quarter of 2003.

Financial Guidance

The following forward-looking statements reflect Blue Nile’s expectations as of October 26, 2004. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.

Fourth Quarter 2004 Expectations:

•	Fourth quarter net sales are expected to be between $58.0 million and $62.0 million.

•	Net income is expected to be between $0.20 and $0.23 per diluted share.

Full Year 2004 Expectations:

•	Net sales are expected to be between $162.5 million and $166.5 million.

•	Net income is expected to be in a range of $0.51 to $0.54 per diluted share.

•	The effective tax rate for the full year 2004 is expected to be approximately 36.1%.

•	Capital expenditures are expected to be between $1.8 million and $2.0 million.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, all statements related to future financial performance, plans to grow our business and build our brand. Words such as “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, the strength of our brand, competition, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including the Prospectus with respect to our initial public offering filed pursuant to Rule 424(b)(4) on May 20, 2004 and our quarterly report on Form 10-Q for the quarter ended July 4, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call

Company management will be holding a conference call to discuss its third quarter 2004 financial results on Tuesday, October 26, 2004 at 5:00 p.m. EDT/2:00 p.m. PDT. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any Non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measure

Blue Nile provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Internally, Blue Nile uses calculations of Non-GAAP free cash flow, which represents net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal-use software and website development, to evaluate the liquidity being generated in its operations and to assess its financial resources. Blue Nile includes these cash outflows for fixed asset purchases in its Non-GAAP measure of free cash flow because it believes the resulting Non-GAAP free cash flow financial measure provides a more conservative and accurate assessment of the amount of cash being generated by its operations and consequently a more definitive determination of Blue Nile’s liquidity and available resources.

Blue Nile’s management does not itself, nor does it suggest that investors should, consider such Non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Blue Nile presents such Non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Blue Nile’s operating results and financial condition in a manner that focuses on what management believes to be Blue Nile’s ongoing business operations. Management also believes that the inclusion of the Non-GAAP free cash flow calculation provides consistency and comparability with similar companies in Blue Nile’s industry. Investors should note, however, that the Non-GAAP financial measures used by Blue Nile may not be the same Non-GAAP financial measures, and may not be calculated in the same manner as that of other companies. Whenever Blue Nile uses such a Non-GAAP financial measure, it provides a reconciliation of Non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these Non-GAAP financial measures to their most directly comparable GAAP financial measure.

A reconciliation of differences of Non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	October 3, 2004	September 30, 2003
Net cash provided by operating activities	$3,296	$3,949
Purchases of fixed assets, including internal-use software and website development	(306)	(1,803)

Free cash flow	$2,990	$2,146

About Blue Nile, Inc.

Blue Nile (www.bluenile.com) is a leading online retailer of high quality diamonds and fine jewelry. The Blue Nile web site showcases over 50,000 independently certified diamonds and more than 3,000 styles of fine jewelry, including rings, wedding bands, earrings, necklaces, pendants, bracelets and watches.

BLUE NILE, INC.

Condensed Consolidated Balance Sheets

	October 3,	December 31,
	2004	2003
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$22,827	$30,783
Marketable securities	48,816	—

Total cash and marketable securities	71,643	30,783
Accounts receivable	602	843
Inventories	6,363	10,204
Deferred income taxes	8,176	5,300
Prepaids and other current assets	941	465

Total current assets	87,725	47,595
Property and equipment, net	3,628	3,979
Intangible assets, net	373	—
Deferred income taxes	4,908	10,654
Other assets	77	77

Total assets	$96,711	$62,305

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$13,997	$26,288
Accrued liabilities	2,035	3,155
Accrued marketing	865	1,312
Current portion of deferred rent	177	173

Total current liabilities	17,074	30,928
Deferred rent, less current portion	1,002	1,130
Commitments and contingencies
Mandatorily redeemable convertible preferred stock	—	57,485
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	18	5
Additional paid-in capital	104,391	4,247
Deferred compensation	(1,041)	(1,352)
Accumulated other comprehensive loss	(19)	—
Accumulated deficit	(24,078)	(29,502)
Treasury stock	(636)	(636)

Total stockholders’ equity (deficit)	78,635	(27,238)

Total liabilities and stockholders’ equity (deficit)	$96,711	$62,305

     Note: The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations

	Quarter Ended		Year to Date Ended
	October 3,	September 30,	October 3,	September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
	(in thousands, except per share data)
Net sales	$33,888	$27,457	$104,694	$79,339
Cost of sales	26,519	21,386	81,186	61,008

Gross profit	7,369	6,071	23,508	18,331
Operating expenses:
Selling, general and administrative	5,033	3,922	15,452	12,129

	5,033	3,922	15,452	12,129

Operating income	2,336	2,149	8,056	6,202
Other income (expense) net:
Interest income	241	19	380	74
Interest expense	—	—	—	(209)
Other income	15	20	53	55

	256	39	433	(80)

Income before income taxes	2,592	2,188	8,489	6,122
Income tax expense	936	—	3,065	—

Net income	$1,656	$2,188	$5,424	$6,122

Basic net income per share	$0.09	$0.51	$0.51	$1.65

Diluted net income per share	$0.09	$0.13	$0.31	$0.38

Shares used for computation:
Basic	17,661	4,268	10,723	3,705
Diluted	18,891	16,419	17,639	16,309

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows

	Year to Date Ended
	October 3,	September 30,
	2004	2003
	(Unaudited)
	(in thousands)
Operating activities:
Net income	$5,424	$6,122
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,108	940
(Gain) loss on disposal of assets	(5)	45
Stock-based compensation	279	—
Warrant-based interest expense	—	87
Deferred income taxes	2,870	—
Changes in assets and liabilities:
Receivables, net	242	163
Inventories	3,841	(559)
Prepaid expenses and other assets	(477)	(91)
Accounts payable	(12,290)	(3,007)
Accrued liabilities	(1,851)	(926)
Deferred rent	(124)	1,317

Net cash (used in) provided by operating activities	(983)	4,091

Investing activities:
Purchases of property and equipment	(731)	(2,558)
Proceeds from the sale of property and equipment	7	3
Purchases of marketable securities	(59,855)	—
Proceeds from the sale of marketable securities	11,020	—
Transfers of restricted cash	350	50

Net cash used in investing activities	(49,209)	(2,505)

Financing activities:
Proceeds from sale of common stock, net of issuance costs	42,516	—
Repurchase of restricted and common stock	—	(8)
Payments on subordinated notes payable	—	(6,638)
Payments on capital lease obligations	—	(995)
Payments on note payable to related party	—	(1,140)
Proceeds from warrant and stock option exercises	70	234

Net cash provided by (used in) financing activities	42,586	(8,547)

Net decrease in cash and cash equivalents	(7,606)	(6,961)
Cash and cash equivalents, beginning of period	30,383	22,597

Cash and cash equivalents, end of period	$22,777	$15,636